                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

THE P/A FUND, LP
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   (Last)                            (First)              (Middle)
c/o Adams Capital Management, Inc
518 Broad Street
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                                    (Street)

Sewickley                             PA                    15143
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

12/06/99
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

AirNet Communications Corporation (ANCC)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

     Vice Chairman of the Board
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [X]  Form filed by One Reporting Person

     [_]  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

Common Stock                            45,195                       (1)                       (1)
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

Series A Convertible
 Preferred Stock         Immed.                   Common Stock             11,243         $.00374740    (1)            (1)
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Series D Convertible
 Preferred Stock         Immed.                   Common Stock             13,695         $.01506477    (1)            (1)
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Series E Senior
 Convertible
 Preferred Stock         Immed.                   Common Stock            422,932         $.01506477    (1)            (1)
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Series F Senior
 Convertible
 Preferred Stock         Immed.                   Common Stock            272,590         $.01506477    (1)            (1)
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Series G Senior
 Convertible
 Preferred Stock         Immed.                   Common Stock             11,867         $.01506477    (1)            (1)
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Common Stock Warrant
 (right to buy)          Immed.    6/10/09        Common Stock              8,178              $3.67    (1)            (1)
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
Explanation of Responses: (1) These securities are owned directly by The P/A Fund, L.P. ("P/A"), a ten percent owner of the issuer; and indirectly by APA Pennsylvania Partners II, L.P. ("APA Pennsylvania") and Fostin Capital Partners II, L.P. ("Fostin"), General Partners of P/A, and Alan Patricof, George M. Jenkins, Janet Effland, Robert M. Chefitz, Greg Case and Salem Shuchman, General Partners of APA Pennsylvania, and Joel P. Adams ("Adams") and William C.
Hulley, the General Partners of Fostin (collectively, the "General Partners"). The General Partners disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

THE P/A FUND, LP
By: APA Pennsylvania Partners II, L.P., General Partner

           /s/ Joel P. Adams                                     12/6/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
      Joel P. Adams, General Partner

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Name:                 APA Pennsylvania Partners II, L.P.

Address:              c/o Patricof & Co.
                      445 Park Avenue
                      New York, NY 10022

Designated Filer:     The P/A Fund, L.P.

Issuer and Ticker
Symbol:               AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:  12/06/99

                      APA Pennsylvania Partners II, L.P.

Signature:             /s/ Robert M. Chefitz
                      ----------------------------------------
                      Robert M. Chefitz, General Partner

Name:                 Alan Patricof

Address:              c/o Patricof & Co.
                      445 Park Avenue
                      New York, NY 10022

Designated Filer:     The P/A Fund, L.P.

Issuer and Ticker
Symbol:               AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:  12/06/99

Signature:            /s/ Alan Patricof
                      ----------------------------------------
                      Alan Patricof

Name:                 George M. Jenkins

Address:              c/o Patricof & Co.
                      445 Park Avenue
                      New York, NY 10022

Designated Filer:     The P/A Fund, L.P.

Issuer and Ticker
Symbol:               AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:  12/06/99

Signature:            /s/ George M. Jenkins
                      ----------------------------------------
                      George M. Jenkins

Name:                 Janet Effland

Address:              c/o Patricof & Co.
                      445 Park Avenue
                      New York, NY 10022

Designated Filer:     The P/A Fund, L.P.

Issuer and Ticker
Symbol:               AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:  12/06/99

Signature:            /s/ Janet Effland
                      ----------------------------------------
                      Janet Effland

Name:                 Robert M. Chefitz

Address:              c/o Patricof & Co.
                      445 Park Avenue
                      New York, NY 10022

Designated Filer:     The P/A Fund, L.P.

Issuer and Ticker
Symbol:               AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:  12/06/99

Signature:            /s/ Robert M. Chefitz
                      ----------------------------------------
                      Robert M. Chefitz

Name:                 Greg Case

Address:              c/o Patricof & Co.
                      445 Park Avenue
                      New York, NY 10022

Designated Filer:     The P/A Fund, L.P.

Issuer and Ticker
Symbol:               AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:  12/06/99

Signature:            /s/ Greg Case
                      ----------------------------------------
                      Greg Case

Name:                 Salem Shuchman

Address:              c/o Patricof & Co.
                      445 Park Avenue
                      New York, NY 10022

Designated Filer:     The P/A Fund, L.P.

Issuer and Ticker
Symbol:               AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:  12/06/99

Signature:            /s/ Salem Shuchman
                      ----------------------------------------
                      Salem Shuchman

Name:                 Fostin Capital Partners II, L.P.

Address:              c/o Adams Capital Management, Inc.
                      518 Broad Street
                      Sewickley, PA 15143

Designated Filer:     The P/A Fund, L.P.

Issuer and Ticker
Symbol:               AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:  12/06/99

                      FOSTIN CAPITAL PARTNERS II, L.P.

Signature:            /s/ Joel P. Adams
                      ----------------------------------------
                      Joel P. Adams, General Partner

Name:                 Joel P. Adams

Address:              c/o Adams Capital Management, Inc.
                      518 Broad Street
                      Sewickley, PA 15143

Designated Filer:     The P/A Fund, L.P.

Issuer and Ticker
Symbol:               AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:  12/06/99

Signature:            /s/ Joel P. Adams
                      ----------------------------------------
                      Joel P. Adams

Name:                 William C. Hulley

Address:              c/o Adams Capital Management, Inc.
                      518 Broad Street
                      Sewickley, PA 15143

Designated Filer:     The P/A Fund, L.P.

Issuer and Ticker
Symbol:               AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:  12/06/99

Signature:            /s/ William C. Hulley
                      ----------------------------------------
                      William C. Hulley